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                                  MAXCO, INC.
         EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


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
                                                                        Three Months Ended June 30,
                                                                            1996             1995
                                                                          -------------------------
                                                                     (In thousands except per share data)

NET INCOME FOR COMPUTATION
 OF PER SHARE AMOUNTS
- ----------------------------------------------------------
Net income (loss) from continuing operations                        $      (138)         $     (271)
Net income from discontinued operations                                     470                 627
                                                                    -----------          ----------
Net income (loss)                                                           332                 356
Preferred stock series 2 dividend                                           (27)                (27)
Preferred stock series 3 dividend                                           (24)                (24)

Net Income (Loss) Attributable To Common Stock-Primary
 Continuing operations                                                     (189)               (322)
 Discontinued operations                                                    470                 627
                                                                    -----------          ----------
                                                                            281                 305
                                                                    ===========          ==========
Net Income (Loss) Attributable To Common Stock-Fully
Diluted
 Continuing operations                                                     (162)               (295)
 Discontinued operations                                                    470                 627
                                                                    -----------          ----------
                                                                            308                 332
                                                                    ===========          ==========
PRIMARY
- ----------------------------------------------------------
Average shares outstanding                                            4,233,184           4,281,596
Net effect of dilutive stock options--based on the
 Treasury Stock Method using average market price                       123,755             117,562
                                                                    -----------          ----------
                                      TOTAL                           4,356,939           4,399,158
Net income per share:
 Continuing operations                                              $      (.04)         $     (.07)
 Discontinued operations                                                    .10                 .14
                                                                    -----------          ----------
                                                                    $       .06          $      .07
                                                                    ===========          ==========
FULLY DILUTED
- ----------------------------------------------------------
Average shares outstanding                                            4,233,184           4,281,596

Net effect of dilutive stock options--based on the Treasury
 Stock Method using the quarter-end market price if
 higher than average market price                                       123,755             119,248

Assumed conversion of series two 12% cumulative
  redeemable convertible preferred stock                                231,840             231,840
                                                                    -----------          ----------
                                       TOTAL                          4,588,779           4,632,684
Net income per share:
 Continuing operations                                              $      (.03)         $     (.07)
 Discontinued operations                                                    .10                 .14
                                                                    -----------          ----------
                                                                    $       .07          $      .07
                                                                    ===========          ==========
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